Exhibit 10.3

Houston Wire & Cable Company Executes Fourth Amended and Restated Loan and Security Agreement

Houston, TX—October 1, 2015 – Houston Wire & Cable Company (NASDAQ: HWCC) (the “Company”) through its wholly owned subsidiary, HWC Wire & Cable Company (the “Borrower”) announced the execution of the Fourth Amended and Restated Loan and Security Agreement (the “2015 Loan Agreement”) dated October 1, 2015.

The 2015 Loan Agreement is a $100 million asset based facility provided by Bank of America Merrill Lynch. Under certain circumstances the Company may request an increase in the commitment by an additional $50 million. The 2015 Loan Agreement has a five-year term which expires on September 30, 2020 and is secured by a lien on substantially all the property of the Company, other than real estate. The Company is also a guarantor for the Loan Agreement.

James L. Pokluda III, President & CEO commented, “We are extremely pleased to continue our long-term lending relationship with Bank of America for the next five years. We believe the terms of the Loan Agreement are in line with current credit market conditions. This agreement will give HWCC the necessary financing to continue operating the Company in accordance with our current business plan.”

About the Company

With over 40 years of experience in the industry, Houston Wire & Cable Company is one of the largest providers of wire and cable in the U.S. market. Headquartered in Houston, Texas, the Company has sales and distribution facilities strategically located throughout the nation.
Standard stock items available for immediate delivery include: continuous and interlocked armor, instrumentation, medium voltage, high temperature, portable cord, power cables, primary and secondary aluminum distribution cables, private branded products, including LifeGuard™, a low-smoke, zero-halogen cable, mechanical wire and cable and related hardware, including wire rope, lifting products and synthetic rope and slings. Comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized internet-based ordering capabilities and 24/7/365 service.

Forward-Looking Statements

This release contains comments concerning management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and projections about future events may, and often do, vary materially from actual results.

Other risk factors that may cause actual results to differ materially from statements made in this press release can be found in the Company’s Annual Report on Form 10-K and other documents filed with the SEC. These documents are available under the Investor Relations section of the Company’s website at www.houwire.com.

Any forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to publicly update such statements.

CONTACT:
Nicol G. Graham
Chief Financial Officer
Direct: 713.609.2125
Fax: 713.609.2168
ngraham@houwire.com